Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors of QRE GP, LLC
and Unitholders of QR Energy, LP:

We consent to the incorporation by reference in the registration statement (No. 333-171333) on Form S-8 of QA Holdings, LP (the Predecessor) of our report dated April 30, 2009, with respect to the consolidated statement of operations, changes in owners’ equity, and cash flows for the year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of QR Energy, LP.

/s/ KPMG LLP

Houston, Texas
May 4, 2011